Exhibit 99.1

NanoVibronix UroShield Products Available on NHS Drug Tariff Effective November 1

Receives Stocking Order from U.K. Distribution Partner in Anticipation of Increasing Demand

ELMSFORD, N.Y., Nov. 7, 2023 (Business Wire) – NanoVibronix, Inc. (Nasdaq: NAOV), a medical device company that produces the UroShield®, PainShield® and WoundShield® Surface Acoustic Wave (SAW) Portable Ultrasonic Therapeutic Devices, today announced that effective November 1, its UroShield actuators are eligible for reimbursement on NHS Prescription Services’ Drug Tariff.

NanoVibronix further confirms that it is has received a stocking order from its U.K. distribution partner, Peak Medical Limited, to stock products in anticipation of a significant increase in demand. The company has already shipped products for this order.

Drug Tariff provides for full reimbursement of UroShield actuators by the NHS effective November 1. Clinicians in the U.K. can now prescribe the products, which are used in conjunction with the UroShield device. Both hospital and community clinicians have the option of prescribing UroShield either through the prescription process or through the NHS procurement contract. Wherever a patient is treated, they can now receive the full UroShield system with the NHS paying the cost and not the patient.

Brian Murphy, Chief Executive Officer of NanoVibronix, Inc., said, “Achieving Drug Tariff listing is a clear step towards broader distribution of UroShield and increasing sales. We are already experiencing an uptick in demand since reimbursement became effective on November 1. Our U.K. distribution partner, Peak Medical Limited, has placed a first stocking order, and we have ramped up production to meet the expected increase in demand. Our UroShield products have demonstrated the safety, quality and positive patient outcomes necessary to achieve Drug Tariff listing, and we are confident that by increasing patient access through reimbursement, practitioners will achieve improved outcomes for their patients.”

Auriol Lawson, Managing Director of Peak Medical Limited, commented, “We are delighted to work with NanoVibronix to offer its UroShield products to a broader population in the U.K. now that Drug Tariff reimbursement has become effective. UroShield has proven to be effective and there is a population of patients that could greatly benefit from using the device. We have an experienced sales team that is already working to educate healthcare providers on the product’s benefits and accept orders. We are pleased to offer the UroShield products as part of our product portfolio.”

About NanoVibronix

NanoVibronix, Inc. (Nasdaq: NAOV) is a medical device company headquartered in Elmsford, New York, with research and development in Nesher, Israel, focused on developing medical devices utilizing its patented low intensity surface acoustic wave (SAW) technology. The proprietary technology allows for the creation of low-frequency ultrasound waves that can be utilized for a variety to medical applications, including for disruption of biofilms and bacterial colonization, as well as for pain relief. The devices can be administered at home without the assistance of medical professionals. The Company’s primary products include PainShield® and UroShield®, which are portable devices suitable for administration at home without assistance of medical professionals. Additional information about NanoVibronix is available at: www.nanovibronix.com.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified; consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with: (i) market acceptance of our existing and new products or lengthy product delays in key markets; (ii) negative or unreliable clinical trial results; (iii) inability to secure regulatory approvals for the sale of our products; (iv) intense competition in the medical device industry from much larger, multinational companies; (v) product liability claims; (vi) product malfunctions; (vii) our limited manufacturing capabilities and reliance on subcontractor assistance; (viii) insufficient or inadequate reimbursements by governmental and/or other third party payers for our products; (ix) our ability to successfully obtain and maintain intellectual property protection covering our products; (x) legislative or regulatory reform impacting the healthcare system in the U.S. or in foreign jurisdictions; (xi) our reliance on single suppliers for certain product components, (xii) the need to raise additional capital to meet our future business requirements and obligations, given the fact that such capital may not be available, or may be costly, dilutive or difficult to obtain; (xiii) our conducting business in foreign jurisdictions exposing us to additional challenges, such as foreign currency exchange rate fluctuations, logistical and communications challenges, the burden and cost of compliance with foreign laws, and political and/or economic instabilities in specific jurisdictions; and (xiv) market and other conditions. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at: http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events, or otherwise, except as required by law.

Investor Contacts:

Brett Maas, Managing Principal, Hayden IR, LLC

brett@haydenir.com

(646) 536-7331

SOURCE: NanoVibronix, Inc.